Exhibit 10.7

COMMUNITY BANK/WHEATON-GLEN ELLYN

EXECUTIVE COMPENSATION SUPPLEMENTAL BENEFIT

AGREEMENT

This Executive Compensation Supplemental Benefit Agreement (the “Agreement”) is made and entered into as of the 18th day of April 2007 and is by and between Community Bank/Wheaton-Glen Ellyn, an Illinois banking corporation (“Employer”) and Scott W. Hamer (“Executive”).

R E C I T A L S

A.	Executive was recently appointed the position of President and Chief Executive Officer of Employer and, in conjunction therewith, Employer agreed to provide Executive with supplemental assistance to offset the expense of Executive’s purchase of a capital membership with the Glen Oak County Club, Glen Ellyn, Illinois (“Glen Oak”);

B.	Employee has offered the opportunity to borrow money from Employer, the proceeds of which will be used to defray the cost of Executive’s initiation fees (“Glen Oak Fees”) for Glen Oak membership, through loans (“Executive Benefit Loans”) which will be forgiven over a prescribed period of time, provided that Executive remains in Employer’s employment as prescribed in this Agreement;

C.	In addition, Employer has further agreed to supplement a portion of Executive’s monthly member dues and fees required in conjunction with Glen Oak membership and to reimburse Executive for actual expenses incurred by him in conjunction with client entertainment and Employer functions held at Glen Oak;

D.	Membership in Glen Oak is limited to individuals only and accordingly, upon acceptance as a member, Employee will be the sole owner of the Glen Oak membership and Employer will have no rights with respect to reimbursement or compensation upon the occurrence of Employee’s termination of his membership;

E.	Employer is of the opinion that Executive’s use of the Glen Oak membership for client entertainment and bank functions will be an incremental part of the Executive’s work on behalf of Employer and will enhance the Bank’s image and visibility in the Glen Ellyn/Wheaton market area; and,

F.	The parties have entered into this Agreement for the purpose of confirming each of the parties’ rights and obligations relative to the Glen Oak Membership.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties do hereby agree as follows:

1. Advances for Payment of Initiation Fees.

1.1 Subject to the maximum of Eighty Thousand ($80,000) Dollars (the “Advance Cap”), Employer agrees to make Executive Benefit Loans to Executive in amounts equal to, and concurrent with, initiation fees paid by Executive in conjunction with his admission for membership in Glen Oak.

1.2 Concurrent with each loan, Executive shall execute a promissory note (the “Executive Benefit Note”) which, in addition to the usual terms for promissory notes used by Employer, shall provide for the following:

1.2.1	The interest rate shall be fixed at a rate which is in compliance with the applicable Regulation G of the Board of Governors of the Federal Reserve System, as amended from time, governing the terms of insider loans;

1.2.2	Except with respect to the termination of Executive’s employment under circumstances described in Section 2.1 below, Executive shall not be required to repay the principal or accrued interest on any Executive Benefit Note; and,

1.2.3	Executive’s obligations on the Executive Benefit Note shall be unsecured, however, Employer shall have the right of offset against any amounts due to Executive for any amounts due from him pursuant to this Agreement.

1.3 Provided that Executive remains in the employ of Employer for that period of time commencing with the date of this Agreement and ending on December 31, 2013 (the “Benefit Term”), Employer agrees to forgive, annually on the last business day of each year of the Benefit Term, the Eleven Thousand Four Hundred Thirty ($11,430) Dollars, of the principal balance, plus all accrued interest, of Executive’s Executive Benefit Loans.

1.4 Executive acknowledges that the amount forgiven each year shall constitute ordinary income reportable as additional bonus compensation. Executive shall be obligated to pay all income taxes incurred by Executive as a result of the additional bonus compensation.

Community Bank/Hamer

Executive Benefit Loan Agreement’

108.2007

2. Termination of Employment – Acceleration of Indebtedness

2.1 In the event that Executive’s employment with Employer is terminated for any reason, other than a change of control of Employer as provided below, prior to the expiration of the Benefit Term, Executive shall be obligated to pay the full remaining outstanding balance of all Executive Benefit Loans, plus accrued and unpaid interest. The balance of the loans shall be due and payable thirty (30) days of the date of the termination of Executive’s employment.

2.2 In the event that Employer, or Employer’s parent, Community Financial Shares, Inc., experiences a “change of control,” then, in that event, the entire outstanding balance of the Executive Benefit Loans, including all accrued interest thereon, shall be forgiven, irrespective of the impact of the transaction on Executive’s employment. The date of forgiveness shall be the earlier of: (i) the date Executive’s employment is terminated as a direct consequence of the change of control; or, (ii) the effective date of the change of control.

2.3 For purposes of this Agreement, a “Change of Control” shall mean the transfer of the outstanding shares of either entity through either sale or merger or a combination thereof which results in a concentration of voting shares in excess of fifty (50%) percent in one person, entity, or a control group.

3. Additional Employee Benefits

3.1 In addition to reimbursement for business expenses for which Executive is otherwise entitled, Employer agrees to reimburse the Executive for amounts equal to the annual dues and assessments, (“Approved Member Expenses”) in amounts, as from time to time assessed upon “social members” of Glen Oak. Except for expenses incurred by Executive at Glen Oak for client entertainment and corporate sponsored functions, Executive shall be obligated to pay the balance of expenses incurred by him over and above Approved Member Expenses.

4. Miscellaneous

4.1 Special Bonus Compensation in Addition to Other Incentive Compensation. The Bonus Compensation contemplated by this Agreement, shall be in addition to, and not as a portion or supplement of any other bonus or incentive compensation to which Executive may be entitled pursuant to the terms of any bonus or compensation plans, from time to time, adopted by Employer.

4.2 Obligation to Provide Supportive Documentation. Executive shall, concurrent with the execution of an Executive Benefit Loan, provide adequate documentation to Employer regarding the acquisition of membership in Glen Oak.

Community Bank/Hamer

Executive Benefit Loan Agreement’

108.2007

4.3 Glen Oak Membership Exclusive Property of Executive. All of the rights and benefits accruing to Glen Oak membership, including the right of withdrawal and reimbursement, shall belong to Executive and Employer shall have no right, title or interest in any manner or respect to the rights accruing to Executive thereunder. Correspondingly, Executive shall maintain account with the Glen Oak on a current basis.

4.4 Executive Liable for Increased Expenses/Fees. Employer’s sole responsibility for making the Executive Benefit Loans to Executive is limited to the “Advance Cap” and Executive shall be personally responsible for any increase in initiation fees required by Glen Oak which exceed the Advance Cap.

4.5 Documentation for Advanced Loans. Each promissory note executed by Executive hereunder, shall make specific reference to this Agreement with respect to repayment terms and the required interest rate.

4.6 Employer’s Right to Suspend Bonus Payment Obligation. Executive acknowledges that Employer is subject to regulation and governance of certain State and Federal regulatory bodies and that in the event an Employer is obligated, by virtue of directive or modification of regulations, to terminate the arrangement contemplated hereunder, Employer shall have the right to terminate this Agreement and not be further obligated to fund any further loans.

4.7 Binding Upon Heirs and Assigns. This Agreement shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective heirs, successors in interest and permitted assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and date first above written.

Employer		Executive

Community Bank/Wheaton-Glen Ellyn, an Illinois banking corporation

By:	/s/ Donald H. Fischer	/s/ Scott W. Hamer
	Donald H. Fischer, Chairman	Scott W. Hamer

Community Bank/Hamer

Executive Benefit Loan Agreement’

108.2007

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